As filed with the Securities and Exchange Commission on January 27, 2005

Registration No. 333- _________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

________________

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

________________

SIGMA DESIGNS, INC.

(Exact name of Registrant as specified in its charters)

California (State or other jurisdiction of incorporation or organization)	94-2848099 (I.R.S. Employer Identification Number)

1221 California Circle
Milpitas, CA 95035
(408) 262-9003

(Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

Thinh Q. Tran
President and Chief Executive Officer
1221 California Circle
Milpitas, CA 95035
(408) 262-9003
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Bertelsen, Esq.
Don Williams, Esq.
Michael Occhiolini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee
Common Stock, no par value (3)	-	-	-	-
Preferred Stock, no par value (3)	-	-	-	-
Depositary Shares (3)	-	-	-	-
Warrants (4)	-	-	-	-
Debt Securities	-	-	-	-
Total(5)	$40,000,000(5)	100%(6)	$40,000,000	$ 4,708.00

(1) Or (i) if any debt securities are issued at an original issue discount, such greater principal amount at maturity as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any securities are issued in an amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any, on the debt securities.

(3) In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock, preferred stock, or depositary shares as may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock, preferred stock or depositary shares so issued upon conversion or exchange. The common stock includes rights to purchase common stock which, prior to certain events, will not be exercisable or evidenced separately from our common stock under our preferred stock rights agreement.

(4) Includes warrants to purchase common stock, warrants to purchase preferred stock and warrants to purchase debt securities.

(5) The securities registered hereunder may be sold separately, or as units with other securities registered hereby. The proposed maximum offering price per unit will be determined by us in connection with the issuance of the Securities. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $40,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act, to the extent applicable.

(6) We will determine the proposed maximum offering price per unit in connection with the issuance of the securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2005

PROSPECTUS

$40,000,000

SIGMA DESIGNS, INC.

By this prospectus, we may offer, from time to time -

  Common stock
  Preferred stock
  Depositary Shares
  Warrants
  Debt securities

See "Risk Factors" beginning on page __ for information you should consider before buying our securities.

Our common stock is listed on the Nasdaq National Market under the symbol "SIGM." On January 26, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $9.04 per share.

_______________

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

_______________

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus is dated               , 2005

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any accompanying prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement is correct as of any date subsequent to the date of this prospectus or any accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's website at http://www.sec.gov and through a hyperlink on our Internet website at http://www.sigmadesigns.com.

The Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

  our Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed on April 15, 2004;
  our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2004, filed on June 10, 2004;
  our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2004, filed on September 9, 2004;
  our Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 2004, filed on December 9, 2004;
  all other documents filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended January 1, 2004; and
  the description of our stock purchase rights associated with our preferred stock contained in our registration statement on Form 8-A as filed pursuant to Section 12(g) of the Exchange Act on June 8, 2004.

You may request a copy of these filings, at no cost, by telephoning us at (408) 262-9003 or by writing us at the following address:

Investor Relations
Sigma Designs, Inc.
1221 California Circle
Milpitas, California 95035

SUMMARY

This prospectus is part of a registration statement that we filed with the Commission, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $40,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading "Where You Can Find Information."

Sigma Designs, Inc.

We specialize in silicon-based digital media processing solutions for consumer products. Our highly- integrated solutions, based on our award-winning REALmagic® Video Technology, provide high-quality decoding of MPEG (1-2-4), Windows Media Video 9 (VC-1), and H.264 content.

Complementing this core technology, we have developed complete system solutions for tomorrow's convergence products, including DVD playback, digital TV (DTV) reception, video over IP, personal video recording (PVR) and video-on-demand (VOD). Our products are sold worldwide through a direct sales force and distributors. Headquartered in Milpitas, California, we also have a research and development center in France as well as sales offices in China, Europe, Hong Kong, Japan and Taiwan.

We were founded in 1982, and became a pioneer in the MPEG hardware decoder market in 1993 with the introduction of our REALmagic card, a MPEG playback card for PCs. In April 1997, we announced our entry into the DVD market. During the past few years, we have expanded well beyond our PC card beginnings and are working with consumer electronics manufacturers and network service providers on new products to deploy Internet Protocol Television (IPTV) solutions, digital media adapters, networked DVD players, and high definition television. These opportunities have led to technology investments in media processor chips, streaming video software, digital rights management, and a number of other important technologies.

At the end of 2001, we introduced the industry's first DVD resolution MPEG-4 decoder chip for set-top appliances, establishing a unique position to contribute to the deployment of next generation capabilities. Since then, we have secured numerous design wins and are shipping this product for applications including IP-based set-top boxes for video over DSL, fiber to the home, and advanced DVD players.

In January 2003 we launched the first high definition television (HDTV) decoder chips with MPEG-4. The announcement formally marked our official entry into the DTV and media gateway markets. In January 2004 we announced the EM8620L, the first media processor to support WMV9, an advanced video compression technology from Microsoft Corporation. In January 2005, we announced a new series of media processors that integrate support for high definition H.264 decoding as well as all previous codecs.

We are incorporated in California and our executive offices are located at 1221 California Circle, Milpitas, California 95035 and our telephone number at that address is (408) 262-9003.

The Securities We May Offer

We may offer up to $40,000,000 of common stock, preferred stock, depositary shares, warrants and debt securities in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, no par value, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, provisions regarding the dissolution or the winding up of Sigma Designs, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more senior or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior debt securities would have the same rank as any other unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities would be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement (No. _____) that we have filed with the Commission (this prospectus being part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided under the heading "Where You Can Find More Information."

General Indenture Provisions that Apply to Senior and Subordinated Debt

  Each indenture allows debt to be issued in series with terms particular to each series.

  None of the indentures limits the amount of debt that we may issue or generally provide holders any protection should there be a highly leveraged transaction involving our company.

  Each indenture allows us to merge or to consolidate with another United States entity or convey, transfer or lease our properties and assets substantially as an entirety to another United States entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

  Each indenture provides that we and the trustee may generally amend the indenture with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal or interest, to adversely affect the right to convert, or to change certain matters, every holder in that series must consent.

  We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following is an event of default under the indentures:

  principal not paid when due;

  any sinking fund payment not made when due;

  failure to pay interest for 30 days;

  covenants not performed for 90 days after notice; and

  certain events of bankruptcy, insolvency or reorganization of Sigma Designs.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, on all debt securities of that series, together with the accrued and unpaid interest, if any, will automatically become due and payable.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

The indenture for the subordinated debt securities provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended					Nine Months Ended
	January 31, 2000	January 31, 2001	January 31, 2002	January 31, 2003	January 31, 2004	October 31, 2003	October 31, 2004
Ratio of earnings to fixed charges (1)	3:1	N/A	N/A	N/A	3:1	3:1	5:1

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(1) For purposes of the computation of ratio of earnings to fixed charges in the table above, earnings are defined as income (loss) before provision for income taxes adjusted for fixed charges. Fixed charges are interest expense including amortization of debt issuance cost plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor. For the years ended January 31, 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by $6,866,000, $10,388,000 and $6,091,000, respectively. For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the above table.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

You should keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Our business is highly dependent on the expansion of young and rapidly evolving segments of the consumer electronics market.

The majority of our current revenues come from the sale of chipsets for use in emerging consumer applications, including IP video set-top boxes, advanced DVD/media players, and high definition televisions. We expect that the consumer digital home entertainment market will continue to account for a significant portion of our net revenues for the foreseeable future. Our ability to sustain and increase revenues is in large part dependent on the continued growth of these young and rapidly evolving market segments, whose future is largely uncertain. Many factors could impede or interfere with the expansion of these consumer market segments, including general economic conditions, other competing consumer electronic products, delays in the deployment of telecommunications video services and insufficient interest in new technology innovations. In addition, even if these consumer market segments expand, manufacturers of products in these segments may not choose to utilize our products in their products. Moreover, market acceptance of the products of manufacturers that do utilize our products may not occur as expected. In any such case, our business would likely be harmed.

We have a history of operating losses and we could sustain future losses. We cannot assure you that we will be able to sustain profitable operations in the future.

We incurred significant operating losses in fiscal 1995, 1996, 1998, 2001, 2002 and 2003 and had negative cash flow in fiscal 1995, 1998, 2002 and 2003. Since our introduction of the REALmagic® MPEG product line in November 1993, we have made significant investments in marketing and technological innovation for our REALmagic products. As a result of our investments, we experienced significant losses through fiscal 1996. Fiscal 1995, 1996 and 1998 also included significant losses associated with products other than those related to our REALmagic technology. Fiscal 2001, 2002 and 2003 included significant losses associated with a decline in demand for our REALmagic products. Since our inception through October 31, 2004, our total accumulated deficit is $59,106,000. We cannot assure you that we will not incur operating losses in any future fiscal quarter or fiscal year.

Our operating results are subject to significant fluctuations due to many factors and any of these factors could adversely affect our stock price.

Our operating results have fluctuated in the past and may continue to fluctuate in the future due to a number of factors, including but not limited to:

  new product introductions by us and our competitors;
  changes in our pricing models and product sales mix;
  unexpected reductions in unit sales, average selling prices and/or gross margins, particularly if they occur precipitously;
  market acceptance of the technology embodied in our products generally and our products in particular;
  the level of acceptance of our products by our OEM customers, and acceptance of our OEM customers' products by their end user customers;
  shifts in demand for the technology embodied in our products generally and our products in particular and those of our competitors;
  gains or losses of significant customers;
  the timing of, and potential unexpected delays in our customer orders and product shipments;
  inventory obsolescence;
  write-downs of accounts receivable;
  an interrupted or inadequate supply of semiconductor chips or other materials included in our products, for example, our source of supply for silicon wafers was, and may in the future be affected by earthquakes in Taiwan;
  our inability to protect our intellectual property;
  loss of key personnel;
  technical problems in the development, ramp up, and manufacturing of products which could cause shipping delays;
  the effect of terrorist attacks and any related conflicts or similar events worldwide;
  availability of third-party manufacturing capacity for production of certain products;
  the impact of a recurrence of severe acute respiratory syndrome, or SARS, upon our revenues and our supply sources for our products; and
  the impact of potential economic instability in the Asia-Pacific region.

Sales risks and volatility of OEM customer sales and resale distribution may harm our business.

Our ability to increase sales and achieve continued profitability depends substantially on our ability to achieve a sustained high level of sales to our OEM customers. We have not executed volume purchase agreements with any of our current customers. Our customers are not under any obligation to purchase any minimum quantity of our products. Also, even if we achieve new design wins, we cannot assure you that these manufacturers will purchase our products in substantial volumes. Sales to any particular OEM customer fluctuate significantly from quarter to quarter and are subject to severe price pressures by competitors. Any reductions in those sales could seriously harm our business. Based on our experience in the industry, we expect that our actual sales to OEM customers will continue to experience significant fluctuations. Also, estimates of future sales to any particular customer or groups of customers are inherently uncertain.

Because we depend on a limited number of major customers, the reduction, delay or cancellation of orders from these customers or the loss of these customers may adversely affect our business.

In the third quarter of fiscal 2005, one customer based in Europe and two customers based in Asia in the aggregate accounted for 50% of our total net revenues, as compared with three customers based in Asia which in the aggregate accounted for approximately 32% of total net revenues for the same quarter of fiscal 2004. In the first nine months of fiscal 2005, two customers based in Asia and one customer based in Europe in the aggregate accounted for 42% of our total net revenues, as compared with three customers based in Asia which in the aggregate accounted for approximately 25% of total net revenues for the same period of fiscal 2004. In fiscal 2004, no customer accounted for more than 10% of our total net revenues; however, two customers based in Europe and four customers based in Asia in the aggregate accounted for 40% of our total net revenues. In fiscal 2003, one customer based in Europe, two customers based in the U.S. and two customers based in Asia in the aggregate accounted for 47% of our total revenues; among these customers, one customer based in Europe accounted for 19% of our total net revenues. In fiscal 2002, three customers based in the U.S. and one customer based in Europe in the aggregate accounted for 49% of our total net revenues, and among these customers, three U.S. customers represented 15%, 14% and 11% of our total net revenues, respectively. Our dependence on a few major customers will likely continue despite other changes in the composition of our customer base. The reduction, delay or cancellation of orders from major customers or the loss of major customers could materially and adversely affect our business, financial condition and results of operations. In addition, any difficulty in collection from key customers could harm our business.

Our international operations are subject to certain risks.

Our international sales represented 83% of net revenues for the quarter and 85% for the nine months ended October 31, 2004, as compared with 84% and 85% in the comparable periods of the prior year, respectively. During fiscal 2004, 2003, and 2002, sales to international customers accounted for approximately 86%, 67%, and 42% of our total net revenues, respectively. We anticipate that sales to international customers will continue to constitute a substantial percentage of our net revenues. Also, one of the foundries that manufacture our products and components is located in Asia.

Due to the concentration of international sales and the manufacturing capacity in Europe and Asia, we are subject to the risks of conducting business internationally. These risks include unexpected changes in regulatory requirements and fluctuations in the U.S. dollar that could increase the sales price in local currencies of our products in international markets, or make it difficult for us to obtain price reductions from our foundries. Overseas sales and purchases to date have been denominated in U.S. dollars. We do not currently engage in any hedging activities to reduce our exposure to exchange rate risks. Our results of operations could be adversely affected by exchange rate fluctuations.

We derive a substantial portion of our revenues from sales to the Asia-Pacific region. This region of the world is subject to increased levels of economic instability, and this instability could seriously harm our results of operations. Further, the economic impact of a recurrence of SARS or a similar event in this region could adversely affect our revenues and our business as a whole.

The timing of our customer orders and product shipments can adversely affect our operating results and stock price.

Our quarterly revenues and operating results depend upon the volume and timing of customer orders received during a given quarter and the percentage of each order that we are able to ship and recognize as revenue during each quarter, each of which is extremely difficult to forecast. The majority of our orders in a given quarter historically have been shipped in the last months of that quarter. This trend is likely to continue, and any failure or delay in the closing of orders during the last part of a quarter would adversely affect our operating results, as occurred in the third quarter of fiscal 2004. Further, to the extent we receive orders late in any given quarter, we may be unable to ship products to fill those orders during the same quarter in which we received the corresponding order, which would have an adverse impact on our operating results for that quarter.

Our products are subject to increasing price pressures.

Some of our markets, especially the DVD segments, are characterized by intense price competition. The willingness of customers to design our chips into their products depends to a significant extent, upon our ability to sell our products at competitive prices. We expect the average selling price of our existing products to decline significantly over the life of each product as the markets for our products mature, new technologies emerge, and competition increases. If we are unable to reduce our costs sufficiently to offset declines in product prices or are unable to introduce more advanced products with higher margins in a timely manner, we could see declines in our market share or gross margins.

Our industry is highly competitive and we cannot assure you that we will be able to effectively compete. If we fail to compete effectively, our growth could be substantially affected.

The market for multimedia products is highly competitive and includes embedded processors provided by multiple companies. Processors have, in recent years, included increased graphics functionality. Other companies with more experience and financial resources may develop a competitive product that could inhibit future growth in sales of products utilizing our REALmagic technology. Increased competition may be generated from several major computer product manufacturers that have developed products and technologies that could compete directly with REALmagic products. These competitors include:

  Analog Devices;
  ATI Technologies;
  Broadcom;
  Cirrus Logic;
  Conexant Systems;
  Equator Technologies;
  ESS Technology;
  LSI Logic/C-Cube;
  Mediatek;
  Phillips;
  STMicroelectronics;
  Texas Instruments; and
  Zoran Corporation.

In addition, for some applications, video decoding is done in software operating on today's more powerful CPUs. Most of our competitors have substantial experience and expertise in audio, video and multimedia technology and in producing and selling consumer products through retail distribution and OEM channels. These companies also have substantially greater engineering, marketing and financial resources than we have. Our competitors could form cooperative relationships that could present formidable competition to us. We cannot assure you that our REALmagic technology will continue to achieve commercial success or that it will compete effectively against other interactive multimedia products, services and technologies that currently exist, are under development, or may be announced by competitors. Also, we anticipate that our competitors will, over time, introduce features that have been unique to Sigma Designs, such as WMV9 decoding. We cannot assure you that we will not lose market share or suffer price erosion in each of our market segments, as a result of the introduction of competitive products with similar features.

Our future revenue growth depends in large part on the adoption of MPEG technology and new CODECs.

Our business strategy is, and has been, to focus on our REALmagic products by investing heavily in video decoding technology. We have made substantial investments in product development based on the latest MPEG technology, WMV9. Though WMV9 has gained some market acceptance, there is increasing competition from the ISO H.264 standard, a next generation video CODEC that forms an extension of MPEG-4. Though we intend to support new CODEC technologies as they become commercially viable, there is no guarantee that we can successfully develop these technologies in a timely manner or that competitors will not gain market share at our expense with these new technologies.

Our failure to keep pace with technological change will seriously harm our business.

Our success depends, among other things, on our ability to achieve and maintain technological leadership and to remain competitive in terms of price and product performance.

Our technological leadership depends on our continued technological advancements, as well as research and development investments in the area of MPEG video and audio decoding. These advancements include the following:

  Compatibility with emerging standards and multiple platforms; and
  Improvements to our silicon architecture.

We cannot assure you that we will be able to make these advancements to our REALmagic technology. Even if we do make these advances, we cannot assure you that we will be able to achieve and maintain technological leadership. Any material failure by us or OEMs and software developers to develop or incorporate any required improvement could adversely affect the continued acceptance of our technology and the introduction and sale of future products based on our technology. We cannot assure you that products or technologies developed by others will not render our technology and the products based on our technology obsolete.

To be competitive, we must anticipate the needs of the market and successfully develop and introduce innovative new products in a timely fashion. We cannot assure you that we will be able to successfully complete the design of our new products, have these products manufactured at acceptable manufacturing yields, or obtain significant purchase orders for these products. The introduction of new products may adversely affect sales of existing products and contribute to fluctuations in operating results from quarter to quarter. Our introduction of new products also requires that we carefully manage our inventory to avoid inventory surplus and obsolescence. Our failure to do so could adversely impact our results of operations. For example, during fiscal 2004 and 2003, we wrote down our inventory in the amount of approximately $0.6 million and $0.8 million respectively, because of a continuing decline in demand for certain of our PC-related products. In addition, new products, as opposed to more mature products, typically have higher initial component costs. These higher costs could result in downward pressures on our gross margins.

We face many risks because of our heavy reliance on certain manufacturers and suppliers that could harm our business and financial condition.

Our products and components are presently manufactured entirely by outside suppliers or foundries. We do not have long-term contracts with these suppliers. We conduct business with our suppliers on a written purchase order basis. Our reliance on independent suppliers subjects us to several risks. These risks include:

  the absence of adequate capacity;
  the unavailability of, or interruptions in access to, certain process technologies; and
  reduced control over delivery schedules, manufacturing yields and costs.

We obtain some of our components from a single source. Other delays or interruptions have not occurred to date, but any delay or interruption in the supply of any of the components required for the production of our REALmagic silicon or our REALmagic multimedia cards currently obtained from a single source, including delays resulting from a recurrence of SARS, earthquakes or other business interruptions could have a material adverse impact on our sales of REALmagic products, and on our business.

We must provide our suppliers with sufficient lead-time to meet our forecasted manufacturing objectives. Any failure to properly forecast such quantities could materially and adversely affect our ability to produce REALmagic products in sufficient quantities. We cannot assure you that our forecasts regarding new product demand will be accurate, particularly because we sell our REALmagic products on a purchase order basis. Manufacturing REALmagic chipsets is a complex process, and we may experience short-term difficulties in obtaining timely deliveries. This could affect our ability to meet customer demand for our products. Any such delay in delivering products in the future could materially and adversely affect our operating results. Also, should any of our major suppliers become unable or unwilling to continue to manufacture our key components in required volumes, we will have to identify and qualify acceptable additional suppliers. This qualification process could take up to three months or longer and additional sources of supply may not be in a position to satisfy our requirements on a timely basis.

In the past, we have experienced production delays and other difficulties, and we could experience similar problems in the future. In addition, product defects may occur and they may escape identification at the factory. This could result in unanticipated costs, cancellations, deferrals of purchase orders, or costly recall of products from customer sites.

Loss of key personnel could cause our business to suffer.

Our future success depends in large part on the continued service of our key technical, marketing, sales and management personnel. Given the complexity of REALmagic technology, we are dependent on our ability to retain and motivate highly skilled engineers involved in the ongoing hardware and software development of REALmagic products. These engineers are required to refine the existing hardware system and application programming interface and to introduce enhancements in future applications. Despite incentives we provide, our current employees may not continue to work for us, and if additional personnel were required for our operations, we may not be able to obtain the services of additional personnel necessary for our growth.

We face risks related to intellectual property rights.

Our ability to compete may be affected by our ability to protect our proprietary information. We currently hold twenty-eight patents covering the technology underlying the REALmagic products. We have filed certain patent applications and are in the process of preparing others. We cannot assure you that any additional patents for which we have applied will be issued or that any issued patents will provide meaningful protection of our product innovations. Like other emerging multimedia companies, we rely primarily on trade secrets and technological know-how in the conduct of our business. We also rely, in part, on copyright law to protect our proprietary rights with respect to our REALmagic technology. We use measures such as confidentiality agreements to protect our intellectual property. These methods of protecting our intellectual property may not be sufficient.

The electronics industry is characterized by frequent litigation regarding patent and intellectual property rights. Any such litigation could result in significant expense to us and divert the efforts of our technical and management personnel. In the event of an adverse result in any such litigation, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation, and we may not be successful in such development or in obtaining such licenses on acceptable terms, if at all. In addition, patent disputes in the electronics industry have often been settled through cross-licensing arrangements. Because we do not yet have a large portfolio of issued patents, we may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement.

The new requirements of Section 404 of the Sarbanes-Oxley Act will increase our operating expenses, and our potential inability to fully comply with requirements of Section 404 could adversely affect the market price of our stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include an internal controls report of management's assessment of the design and effectiveness of our internal controls as part of our Annual Report on Form 10-K beginning with the fiscal year ending January 31, 2005. Our independent auditors will be required to attest to, and report on, our management's assessment. In order to issue our report, our management must document both the design of our internal controls and the testing processes that support management's evaluation and conclusion. We are currently undergoing extensive documentation and testing of our internal controls over financial reporting in order to meet our required compliance by January 31, 2005. These processes required us to hire additional personnel and engage outside advisory services and will result in additional accounting and legal expenses, all of which will cause our operating expenses to increase. We believe that our efforts will enable us to provide the required report and will enable our independent auditors to provide their report on our management's assessment of the Company's internal controls as of fiscal 2005. However, a minimal amount of time is available to remediate control deficiencies identified to date, and any further deficiencies identified during the testing phase. Consequently, we may not be able to complete our documentation and testing of internal controls with sufficient time prior to year-end so that we can remediate any identified material weaknesses or significant deficiencies, if any, and test, along with our independent auditors, the operating effectiveness of those remediated controls. As such, there is increased risk that we may be unable to fully comply with the requirements of Section 404 by the January 31, 2005 deadline, and that any deficiencies identified will either not be remediated or remediation will not be adequately evidenced as of January 31, 2005. In addition, deficiencies identified to date by the Company and our independent auditors have not yet been fully remediated. These include potential significant deficiencies or material weaknesses with respect to (1) inadequate controls associated with the recording in accordance with generally accepted accounting principles of complex and/or unusual transactions, and (2) the absence of appropriate monitoring controls and segregation of duties at the Company's headquarters and its foreign subsidiaries. We will evaluate the additional steps and actions needed to improve our financial infrastructure and eliminate the deficiencies identified. We believe that the internal control deficiencies identified to date did not have a material effect on our financial statements for the period ended October 31, 2004 or in prior periods. If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a timely fashion, we may receive a qualified or adverse opinion from our independent auditors or a disclaimer of opinion regarding the effectiveness of our internal controls over financial reporting. Such qualified, adverse or disclaimed Section 404 opinion from our independent auditors could have an adverse impact on our stock price.

If we are required to expense options granted under our employee stock plan as compensation, our net income and earnings per share would be significantly reduced and we may be forced to change our business practices to attract and retain employees.

Historically, we have used stock options as a key component of our employee compensation packages. We believe that stock options provide an incentive to our employees to maximize long-term stockholder value and, through the use of vesting, encourage valued employees to remain with us. In December 2004, the Financial Accounting Standards Board issued the final statement ("FAS 123R"), which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. FAS 123R is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related implementation guidance. FAS 123R becomes effective for public companies starting with the first interim period commencing after June 15, 2005. As a result, all stock options or other equity-based awards that we grant to employees or directors that vest or become exercisable after the effect date must be accounted for under FAS 123R, which will require us to measure the fair value of options and other equity awards at the time of grant using a valuation method such as Black-Scholes or a binomial model and then expense the value of the award as provided in FAS 123R. As a result, we may decide to reduce the number of employees who receive stock options or grant fewer options to particular employees. This could adversely affect our ability to retain existing employees and attract qualified candidates, and also could increase the cash compensation we would have to pay to them.

If we fail to comply with or obtain waivers for covenants under our loan obligations, our financial condition could be harmed.

We have two lines of credit with a bank which allow for borrowings of $3.0 million and $3.0 million, respectively. Under the agreements for these lines of credit, which expire in October 2005, we are subject to certain financial covenants. In the past, we had, on occasion, been in violation of some of the covenants and in all cases, obtained waivers releasing us from our obligation to meet these covenants as of previous dates. It is possible that we may need such a waiver for future non-compliance and we cannot assure you that our bank will grant these waivers. If we do not meet these covenants and cannot obtain waivers, the lender could accelerate payments of any amounts due under the lines. To the extent we had borrowed amounts under these lines and were required to repay them on an accelerated basis, it could substantially weaken our financial condition. If we do not have sufficient funds available to make full payment of the lines when required, the bank could foreclose on our accounts receivable, inventories, general intangibles, equipment and tangible assets that collateralize the notes, which would harm our business. As of October 31, 2004, we had no borrowings outstanding under any line of credit.

Our stock price is volatile.

The market for our common stock has been subject to significant volatility, which is expected to continue. The following factors, among others, may have a significant impact on the market price of our common stock:

  our announcement of the introduction of new products;
  our competitors' announcements of the introduction of new products; and
  market conditions in the technology, entertainment and emerging growth company sectors.

The stock market has experienced, and is currently experiencing, volatility that particularly affects the market prices of equity securities of many high technology companies, such as those in the electronics industry. This volatility is often unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, could decrease the price of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning involve uncertainty and are forward-looking statements.

Forward looking statements are subject to known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

  this prospectus, and in the materials referred to in this prospectus;

  the materials incorporated by reference into this prospectus; and

  our press releases.

No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of 37,000,000 shares. Those shares consist of (1) 35,000,000 shares designated as common stock, no par value and (2) 2,000,000 shares designated as preferred stock, no par value; 50,000 of which have been designated Series A Preferred Stock, 5,000 of which have been designated Series B Preferred Stock, 3,000 of which have been designated Series C Preferred Stock and 35,000 of which have been designated Series D Participating Preferred Stock. Our Series D Participating Preferred Stock was designated in connection with the adoption of a preferred stock rights agreement. The only equity securities currently outstanding are shares of common stock. As of November 30, 2004, there were approximately 20.9 million shares of common stock issued and outstanding.

The following is a summary of the material provisions of the common stock and preferred stock contained in our amended and restated articles of incorporation and bylaws. For greater details about our capital stock, please refer to our articles of incorporation and bylaws, each as amended.

Common stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. We have never declared or paid any cash dividend on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In the event of a liquidation, dissolution or winding up of Sigma Designs, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and any shares of common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

Our common stock is listed on the Nasdaq National Market under the symbol "SIGM." The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Preferred stock

The following description of preferred stock and the description of the terms of any particular series of preferred stock that we choose to issue hereunder and that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of determination relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

The board of directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the common stock. As described above, a portion of these shares of preferred stock have been designated as Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Participating Preferred Stock, but no shares of preferred stock are currently outstanding.

The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

The prospectus supplement for a series of preferred stock will specify:

  the maximum number of shares;

  the designation of the shares;

  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

  the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  the voting rights; and

  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance.

Rights Plan

On June 7, 2004, our board of directors adopted a preferred stock rights agreement, or rights plan. Pursuant to the rights plan, each share of our common stock currently has an associated right. Under circumstances specified in the rights plan, each right would entitle the registered holder to purchase from us one one-thousandth share of Series D participating preferred stock at a purchase price of $58.00 in cash, subject to adjustment in the manner set forth in the rights plan.

The rights are not exercisable and cannot be transferred separately from the common stock until:

  the tenth business day, or such later date as may be determined by our board of directors, after a person or group of affiliated or associated persons, called an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common stock then outstanding, or the tenth business day, or such later date as may be determined by our board of directors, after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our then outstanding common stock.

If and when the rights become exercisable, each holder of a right shall have the right to receive, upon exercise, that number of shares of common stock, or in certain circumstances, cash, property or other of our securities, that equals the exercise price of the right divided by 50% of the current market price for each share of common stock at the date of the occurrence of such event. In the event at any time after any person becomes an acquiring person:

  we are consolidated with, or merged with and into, another entity and we are not the surviving entity of such consolidation or merger or if we are the surviving entity, but shares of our outstanding common stock are changed or exchanged for stock or securities or cash or any other property, or

  50% or more of our assets or earning power is sold or transferred,

each holder of a right shall thereafter have the right to receive upon exercise, that number of shares of common stock of the acquiring company that equals the exercise price of the right divided by 50% of the current market price of such common stock at the date of the occurrence of the event.

The rights have anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors. The rights expire on June 18, 2014 but may be redeemed by us for $.001 per right at any time prior to the fifth day, or such later date as may be determined by our board of directors, following a person's acquisition of 15% or more of our common stock. As long as the rights are not separately transferable, each new share of common stock issued will have one right associated with it.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement by and among us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete, and is subject to modification in any prospectus supplement for any issuance of depositary shares. You should refer to the forms of the deposit agreement, our articles of incorporation and the certificate of determination that are, or will be, filed with the Commission for the applicable series of preferred stock.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will, as far as practicable, vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

  all outstanding depositary shares have been redeemed; or

  there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

  the initial deposit of the preferred stock;

  the initial issuance of the depositary shares;

  any redemption of the preferred stock; and

  all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

  refuse to transfer depositary shares;

  withhold dividends and distributions; and

  sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary's obligations will be limited to the performance in good faith of our or the depositary's respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

  written advice of counsel or accountants;

  information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

  documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

  the title of the warrants;

  the offering price for the warrants, if any;

  the aggregate number of the warrants;

  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

  the dates on which the right to exercise the warrants shall commence and expire;

  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  if applicable, a discussion of material U.S. federal income tax considerations;

  the anti-dilution provisions of the warrants, if any;

  the redemption or call provisions, if any, applicable to the warrants;

  any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control or similar event; and

  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

  to vote, consent or receive dividends;

  receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

  exercise any rights as shareholders of Sigma Designs.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

  the title of the debt warrants;

  the offering price for the debt warrants, if any;

  the aggregate number of the debt warrants;

  the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

  if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

  the dates on which the right to exercise the debt warrants will commence and expire;

  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

  information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

  if applicable, a discussion of material U.S. federal income tax considerations;

  the anti-dilution provisions of the debt warrants, if any;

  the redemption or call provisions, if any, applicable to the debt warrants;

  any provisions with respect to the holder's right to require us to repurchase the warrants upon a change in control or similar event; and

  any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to payment on the securities purchasable upon exercise.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures in this description. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words "Sigma Designs," "we," "us" or "our" refer only to Sigma Designs, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

  whether the debt securities are senior or subordinated;

  the offering price;

  the title;

  any limit on the aggregate principal amount;

  the person who shall be entitled to receive interest, if other than the record holder on the record date;

  the date or dates the principal will be payable;

  the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

  the place where payments may be made;

  any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

  if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

  if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

  the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

  if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

  if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and discharge; defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

  any conversion or exchange provisions;

  whether the debt securities will be issuable in the form of a global security;

  any subordination provisions applicable to the subordinated debt securities if different from those described below under "Subordinated debt securities";

  any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

  any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

  any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

  any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

  any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

  issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we have appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

  be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

  be deposited with the depositary or nominee or custodian; and

  bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

  an event of default is continuing with respect to the debt securities of the applicable series; or

  any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

  entitled to have the debt securities registered in their names;

  entitled to physical delivery of certificated debt securities; or

  considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

  10 business days prior to the date the money would be turned over to the applicable state; or

  at the end of two years after such payment was due,

will be repaid to us thereafter. The holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other entity, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

  the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity;

  the successor entity assumes our obligations on the debt securities and under the indentures;

  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  certain other conditions specified in the indenture are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

    we fail to pay principal of or any premium on any debt security of that series when due;

    we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

    we fail to deposit any sinking fund payment when due;

    we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

    certain events involving our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated debt securities."

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

    the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

    the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

    the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

  providing for our successor to assume the covenants under the indenture;

  adding covenants or events of default;

  making certain changes to facilitate the issuance of the securities;

  securing the securities;

  providing for a successor trustee or additional trustees;

  curing any ambiguities or inconsistencies;

  providing for guaranties of, or additional obligors on, the securities;

  permitting or facilitating the defeasance and discharge of the securities; and

  other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

  change the stated maturity of any debt security;

  reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

  change the place of payment or the currency in which any debt security is payable;

  impair the right to enforce any payment after the stated maturity or redemption date;

  if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

  adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

  change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

  We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

  We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

"foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

  direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

  obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and shareholders.

No incorporator, shareholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

  a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

  any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

We will resume payments on the subordinated debt securities:

  in case of a payment default, when the default is cured or waived or ceases to exist, and in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under "--Satisfaction and discharge; defeasance," if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

"designated senior debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

"indebtedness" means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

  our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

  all of our obligations for money borrowed;

  all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

  our obligations:

• as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

• as lessee under leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

  all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

  all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  all obligations of the type referred to in the above clauses of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

  renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

"senior debt" means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness. However, senior debt shall not include:

  any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or "junior" to the subordinated debt securities; or

  debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

"subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, "voting stock" means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

  through one or more underwriters or dealers;

  directly to purchasers;

  through agents; and

  through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

  at a fixed price or prices, which may be changed from time to time;

  at market prices prevailing at the time of sale;

  at prices related to prevailing market prices; and

  at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with our without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the "world wide web") or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of debt security, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Many variations of Internet or other electronic auction or pricing and allocation systems are likely to be developed in the future as new technology evolves, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be described to potential bidders in a prospectus supplement. You should review carefully the auction and other rules we will describe in an prospectus supplement in order to understand and participate intelligently in the applicable offering.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Part II

Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid in connection with this offering are as follows:

Securities and Exchange Commission registration fee
Trustee's fees and expenses
Accounting fees and expenses
Legal fees and expenses
Printing and engraving
Blue sky fees and expenses
Transfer agent fees and expenses
Rating agencies' fees
Miscellaneous

       Total

$ * * * * * * * * * $ *

* To be provided by amendment or as an exhibit to a filing with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended and incorporated herein by reference.

Item 15. Indemnification of Directors and Officers

Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Article VI of the registrant's Amended Bylaws provides (subject to certain limitations) for indemnification of agents of the registrant, including officers and directors, who were or are parties to any action or proceeding against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with all threatened, pending or completed actions or proceedings, including civil, criminal, administrative, arbitration and investigative actions and proceedings, including any appeal thereof, that arise by reason of the fact that any such persons are or were agents of the registrant.

Article IV of the registrant's Second Restated Articles of Incorporation provides for indemnification of directors and officers to the maximum extent permitted by California law. Pursuant to the authority provided by its Second Restated Articles of Incorporation, the registrant has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the registrant, and providing for certain other protections.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*
3.1	Second Restated Articles of Incorporation. (1)
3.2	Amended Bylaws. (2)
4.1	Form of Senior Indenture.*
4.2	Form of Subordinated Indenture.*
4.3	Form of Senior Debt Security (included in Exhibit 4.1).*
4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).*
4.5	Form of Certificate of Determination.*
4.6	Form of Preferred Stock Certificate.*
4.7	Form of Deposit Agreement.*
4.8	Form of Depositary Receipt (included in Exhibit 4.7).*
4.9	Form of Warrant Agreement.*
4.10	Form of Warrant Certificate.*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*
24.1	Power of Attorney of certain directors and officers of Sigma Designs, Inc. (see page II-4 of this Form S-3).
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.*
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.*

______

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A filed June 8, 2004.

(2) Incorporated by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the year ended April 28, 2003.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on January 27, 2005.

SIGMA DESIGNS, INC.

By: /s/ Thinh Q. Tran
 Thinh Q. Tran
President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thinh Q. Tran and Kit Tsui, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Thinh Q. Tran Thinh Q. Tran	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	January 27, 2005
/s/ Kit Tsui Kit Tsui	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2005
/s/ William J. Almon William J. Almon	Director	January 27, 2005
/s/ Julien Nguyen Julien Nguyen	Director	January 27, 2005
/s/ Lung C. Tsai Lung C. Tsai	Director	January 27, 2005

Exhibit Index

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*
3.1	Second Restated Articles of Incorporation. (1)
3.2	Amended Bylaws. (2)
4.1	Form of Senior Indenture.*
4.2	Form of Subordinated Indenture.*
4.3	Form of Senior Debt Security (included in Exhibit 4.1).*
4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).*
4.5	Form of Certificate of Determination.*
4.6	Form of Preferred Stock Certificate.*
4.7	Form of Deposit Agreement.*
4.8	Form of Depositary Receipt (included in Exhibit 4.7).*
4.9	Form of Warrant Agreement.*
4.10	Form of Warrant Certificate.*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*
24.1	Power of Attorney of certain directors and officers of Sigma Designs, Inc. (see page II-4 of this Form S-3).
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.*
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.*

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* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A filed June 8, 2004.

(2) Incorporated by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the year ended April 28, 2003.